Exhibit 99.1

Cision Completes Debt Refinancing Transaction; Reduces Annual Cash Interest Expense by Approximately $60 Million, Providing Increased Operational Flexibility

CHICAGO, Aug. 7, 2017 /PRNewswire/ -- Cision Ltd. ("Cision" or the "Company") (NYSE: CISN), a leading global provider of software and services to public relations and marketing communications professionals, today reported that it has completed its previously announced refinancing of the Company's outstanding 2016 First Lien and Second Lien Credit Facilities.

The new first lien credit agreement consists of a $75.0 million revolving loan facility and a $1,250.0 million term loan facility. The term loan facility consists of $960 million of US Dollar borrowings and €250 million of Euro borrowings. The new term loans are priced at an interest rate of LIBOR + 425 for USD borrowings and EURIBOR + 425 for Euro borrowings, with a step down to LIBOR + 400 and EURIBOR + 400 respectively, when net leverage is less than or equal to 4.0x. The Company expects to reduce its annual cash interest costs by approximately $60 million as a result of the refinancing and the previously completed merger with Capitol Acquisition Corp. III.

Jack Pearlstein, Cision's Chief Financial Officer commented: "We are pleased to consummate this transaction, which efficiently refinances the Company's outstanding debt.  The refinancing will provide us with the contemplated cash interest cost savings that we had anticipated. This refinancing is the next step in our ongoing efforts to reduce interest expense, drive increased cash flow and, by extension, drive value for our shareholders.

Forward-Looking Statements

Cision cautions you that statements included in this release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Cision's results to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the Company's expected annual interest cost reductions. The risks and uncertainties relating to Cision are contained in its periodic filings with the Securities and Exchange Commission. Cision's public filings with the Securities and Exchange Commission are available at www.sec.gov. Cision assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

About Cision

Cision Ltd. is a leading global provider of software and services to public relations and marketing communications professionals. Cision's software allows users to identify key influencers, craft and distribute strategic content, and measure meaningful impact. Cision has over 3,000 employees with offices in 15 countries throughout the Americas, EMEA, and APAC. For more information about its award-winning products and services, including the Cision Communications Cloud™ visit www.cision.com and follow Cision on Twitter @Cision.

Investor Contact:
Jack Pearlstein
Chief Financial Officer
Jack.Pearlstein@Cision.com